Exhibit 23.1

Cord Blood America

December 14, 2007

Rose Snyder & Jacobs

15821 Ventura Boulevard, Suite 490

Encino, CA 91436

In connection with your audits of the balance sheet of Cord Blood America, Inc. as of December 31, 2006 and the related consolidated statements of operations, cash flows and changes in stockholder’s deficit for the years ended December 31, 2006 and 2005 for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Cord Blood America, Inc. in conformity with the United States generally accepted accounting principles, you were previously provided with a representation letter dated April 12, 2007. No information has come to our attention that would cause us to believe that any of those previous representations should be modified.

We are not aware of any pending or threatened litigation, claims, or assessments or unasserted claims or assessments that are required to be accrued or disclosed in the financial statements in accordance with Statement of Financial Accounting Standards No. 5, and we have not consulted a lawyer concerning litigation, claims or assessments.

No events have occurred subsequent to December 31, 2006 and through the date of this letter that would require adjustment to or disclosure in the financial statements.

/s/ Matthew Schissler
Matthew Schissler, CEO and Chairman